EXHIBIT 99.1

                      AMCON DISTRIBUTING COMPANY


                               NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Michael D. James                                    FOR IMMEDIATE RELEASE
Tel  402-331-3727
Fax 402-331-4834

                    AMCON CLOSES ON MAJOR ACQUISITION

Omaha, NE, June 3, 2001 -- AMCON Distributing Company (AMEX: DIT) announced today that it completed the acquisition of the distribution business and assets of Merchants Wholesale, Inc. located in Quincy, IL on Friday, June 1. The acquisition included the purchase of the 206,000 square foot distribution facility. Terms of the transaction were not disclosed, although no common equity was issued in the transaction.

The Quincy, IL facility will continue to distribute consumer products consisting of beverages, tobacco, food service, grocery, health and beauty care, and candy and snack products to convenience stores, discount stores, grocery stores, tobacco outlets and other institutional and retail customers. The sales territory for the Quincy location includes Arkansas, Illinois, Indiana, Iowa, Kansas, Missouri, Ohio and Wisconsin. As a result of the acquisition, AMCON's annualized revenues will be approximately $900 million.

Kathleen Evans, President of AMCON, said "We're very excited about the addition of the Quincy location. The facility is state-of-the-art and has a great group of employees and loyal customers. We will strive to bring the best of both companies together to improve technology and provide better service for our customers."

Evans added, "Charles ("Chuck") Fosnaugh, former V.P. of Development for Spartan Stores, Inc., based in Grand Rapids, MI, has been hired as Division Manager in Quincy. Chuck brings a unique background that includes a blend of both distribution and retail experience."

Omaha-based AMCON is a leading wholesale distributor of consumer products including beverages, candy, tobacco, groceries, food service, frozen and chilled foods, and health and beauty care products with distribution centers in Illinois, Missouri (2), Nebraska, North Dakota, South Dakota and Wyoming. The Healthy Edge, Inc. (formerly Food for Health Co., Inc.), a wholly-owned subsidiary of AMCON and Chamberlin's Natural Foods, Inc., and Health Food Associates, Inc., both wholly-owned subsidiaries of The Healthy Edge, Inc., operate health and natural product retail stores in central Florida (8), Kansas, Missouri, Nebraska and Oklahoma (3). The retail stores operate under the names Chamberlin's Market & Cafe' and Akin's Natural Foods Market.


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This news release contains forward looking statements that are subject to risks and uncertainties and which reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. A number of factors could affect the future results of the Company and could cause those results to differ materially from those expressed in the Company's forward looking statements. Moreover, past financial performance should not be considered a reliable indicator of future performance. Accordingly, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements.


      Visit AMCON Distributing Company's web site at: www.amcon-dist.com


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